Schedule 14A
                                 (Rule 14a-101)

             INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT
                            SCHEDULE 14A INFORMATION

   Consent solicitation statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

   |_| Preliminary Consent solicitation statement

   |X| Definitive Consent solicitation statement

   |_| Definitive Additional Materials

   |_| Soliciting Material Under Rule 14a-12

   |_| Confidential, For Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))

                            SALES ONLINE DIRECT, INC.
                (Name of Registrant As Specified In Its Charter)

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  (Name of Person(s) Filing Consent solicitation statement, if Other Than the
                                  Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

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(2)   Form, Schedule or Registration Statement No.:

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(3)   Filing Party:

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(4)   Date Filed:

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                            SALES ONLINE DIRECT, Inc.
                                4 Brussels Street
                         Worcester, Massachusetts 01610

                            SOLICITATION OF CONSENTS

TO THE STOCKHOLDERS OF SALES ONLINE DIRECT, INC.:

      The Board of Directors of Sales Online Direct, Inc. (the "Company") requests your consent in writing, without a meeting, to the following proposals:

      1. To consider and approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Paid, Inc.;

      2. To consider and approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of capital stock of the Company at a ratio of one-for-six, to be effective at any time prior to 12 months after the date of stockholder approval, in the discretion of the Board of Directors; and

      3.    To consider and approve the Company's 2002 Stock Option Plan.

      No meeting of stockholders will be held in connection with this Consent Solicitation because this Consent Solicitation is in lieu of a special meeting of stockholders. The attached Consent Solicitation Statement is provided to you pursuant to Rule 14a-3 under the Securities Exchange Act of 1934. Please read the Consent Solicitation Statement thoroughly. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO EACH PROPOSAL.

      Only holders of record of common stock of the Company as of the close of business on August 28, 2003 (the "Record Date") are entitled to receive the accompanying Consent Solicitation Statement and Consent and to consent to each of the proposals. Each stockholder is urged to sign, date, and mail the accompanying Consent as promptly as possible in the enclosed self-addressed envelope.

                                         BY ORDER OF THE BOARD OF DIRECTORS,

                                         Gregory Rotman
                                         President

September 5, 2003
Worcester, Massachusetts

                        Your Consent is Important to Us

It is important that all of your shares are represented. To ensure that your consent is counted, please complete, sign and date the enclosed consent as promptly as possible and mail it in the enclosed envelope. You may revoke in writing any consent that you give at any time before the consent is used by the Company. If you have any questions, please contact Gregory Rotman, President, at
(508) 791-6710.

       THIS CONSENT SOLICITATION STATEMENT IS BEING PROVIDED TO YOU BY THE
                            MANAGEMENT OF THE COMPANY

                            SALES ONLINE DIRECT, Inc.
                                4 Brussels Street
                         Worcester, Massachusetts 01610

                         CONSENT SOLICITATION STATEMENT

      The Board of Directors of Sales Online Direct, Inc. (the "Company") hereby requests consent from the holders of the Company's common stock. Please indicate your consent by SIGNING, DATING and MAILING the enclosed consent ("Consent") using the enclosed envelope.

      This Consent Solicitation Statement and the accompanying form of Consent are first being mailed on or about September 5, 2003 to holders of record of common stock as of the close of business on August 28, 2003 (the "Record Date").

      Requests for information regarding this Consent Solicitation Statement may be directed to the attention of Gregory Rotman, President, at (508) 791-6710 or delivered in writing to the Company at its principal executive office located at 4 Brussels Street, Worcester, MA 01610.

      As part of this Consent Solicitation Statement, the Board of Directors of the Company asks the holders of record to (1) consider and approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to Paid, Inc. ("Proposal 1"); (2) consider and approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of capital stock of the Company at a ratio of one-for-six ("Proposal 2"); and (3) consider and approve the Company's 2002 Stock Option Plan ("Proposal 3"). To be approved, Proposals 1 and 2 require the consent of persons holding not less than a majority of the issued and outstanding common stock on the Record Date, and Proposal 3 requires the consent of persons holding a majority of shares voting in which a has voted.

                SOLICITATION, VOTING AND REVOCABILITY OF CONSENTS

      As of the Record Date, the Company had 152,890,371 shares of common stock issued and outstanding. Only holders of record of common stock as of the close of business on the Record Date are entitled to consent to each of the proposals. Each share of common stock is entitled to one vote. The shares of common stock for which properly executed Consents in the accompanying form are received will, if no contrary instruction is received, be deemed submitted FOR each of the proposals.

      SECTION 228(c) OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL") REQUIRES THAT EACH CONSENT HAVE A DATED SIGNATURE OF EACH STOCKHOLDER WHO SIGNS THE CONSENT. AN UNDATED CONSENT CANNOT BE COUNTED. In addition, under DGCL Section 228(c), none of the Consents will be effective to approve any of the proposals unless Consents from holders of record on the Record Date owning the minimum number of shares required to approve such proposal have been received within the 60-day period following the first dated Consent which is received with respect to such proposal (the "Consent Solicitation Period"). The Consent provided may be executed by the record holder or pursuant to authority given by the written proxy of any record holder.


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

      Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used by the Company. If, prior to the earlier of the date on which the Company has received Consents from persons holding the minimum number of shares of common stock required to approve any of the proposals or the end of the Consent Solicitation Period, the Company receives a written notice of revocation of a Consent or receives a duly executed Consent bearing a later date, any earlier dated consent will be revoked. Upon approval by holders of a majority of the outstanding common stock as of the Record Date, the Company shall promptly notify the stockholders who have not consented to the action taken in accordance with Delaware law.

      The Company will bear the cost of the solicitation of Consents by the Board of Directors. The Company may use the services of its executive officers and directors to solicit consents from stockholders in person and by mail, telephone and facsimile. Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send Consents, Consent Solicitation Statements and other material to the beneficial owners of the Company's common stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                  AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                     CHANGE THE COMPANY'S NAME (Proposal 1)

      The Company proposes to amend the Company's Certificate of Incorporation to change the name of the Company from Sales Online Direct, Inc. to Paid, Inc. The Board of Directors considers the proposed change of the Company's name to be in the best interests of the Company and its stockholders. The Board of Directors believes that the change will result in a more recognizable corporate identity, better reflecting the Company's future plans. If permitted, the new name will also match the Company's "PAID" stock symbol. The new name will also match an existing registered domain name and website of the Company. The Board also believes that the name change will enhance marketing capabilities and will reflect the Company's expanded direction, such as with respect to sales of online management tools to other online sellers, including a shipping calculator. If approved, the new name will become effective upon the Company's filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The change in corporate name will be accomplished by amending the first paragraph of the Company's Certificate of Incorporation to read:

      "FIRST: The name of the corporation is Paid, Inc."

      The Board of Directors has unanimously approved the proposed charter amendment. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the change in name of the Company if, at any time prior to filing the amendment with the Secretary of State of Delaware, the Board of Directors, in its sole discretion, determines that the change in name of the Company is no longer in the best interests of the Company and its stockholders.

      Approval to amend the Certificate of Incorporation to change the Company's name under the DGCL requires the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company. The Company has no class of voting stock outstanding other than the common stock.

      Section 228 of the DGCL provides generally that, unless the Company's Certificate of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents, setting forth in writing the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a meeting of stockholders. Under the applicable provisions of the


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DGCL, the proposed charter amendment is authorized when written consents from holders of record of a majority of the outstanding shares of voting stock on the Record Date are signed and delivered to the Company. Withholding of consents, abstentions, and broker non-votes all have the effect of a vote against the proposed charter amendment.

      The charter amendment will become effective upon its filing with the Secretary of State of Delaware. The proposed form to amend the Company's Certificate of Incorporation to change the Company's name is attached as Appendix A and is incorporated by reference in this Consent Solicitation, which form is, however, subject to change as may be necessary or required by the Delaware Secretary of State.

      Under DGCL Section 262, stockholders are not entitled to appraisal rights, whether or not stockholders consent to the proposed charter amendment. There may exist other rights or actions under state law for stockholders.

      The Board of Directors recommends a vote for the proposal to amend to the Company's Certificate of Incorporation to change the name of the Company to Paid, Inc.

                  AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                    EFFECT A REVERSE STOCK SPLIT (Proposal 2)

      The Company also proposes to authorize the Company's Board of Directors to effect a reverse split of all outstanding shares of the Company's common stock by an amendment to the Company's Certificate of Incorporation. The amendment would effect a one-for-six reverse stock split. The Board of Directors would have the sole discretion to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to amend the Company's Certificate of Incorporation to effect a reverse stock split, at any time prior to 12 months from the date of stockholder approval. If the reverse stock split authorized by the stockholders is not implemented within 12 months after the date of stockholder approval, the amendment will be deemed abandoned, without any further effect. In that case the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse split to be advisable at that time. The Board of Directors believes that approval of a proposal granting this discretion to the board, rather than approval of an immediate reverse stock split, provides the board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Company and its stockholders.

      If the Board of Directors elects to implement the reverse stock split, the number of issued and outstanding shares of common stock would automatically be changed into one-sixth of a share of common stock. The par value of the common stock would remain unchanged at $0.001 per share, and the number of authorized shares of common stock would remain unchanged. The reverse stock split would become effective upon filing the amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State.

Reasons for the Reverse Stock Split

      The Board of Directors believes that the current per-share price of the common stock has limited the effective marketability of the common stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Further, analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of these policies and practices involve time-consuming procedures that make the


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

handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower priced stock also may represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by the reverse stock split.

      In addition, the Company's common stock is listed for trading on the OTC Bulletin Board under the symbol "PAID". On the Record Date the reported closing price of the common stock on the OTC Bulletin Board was $.109 per share. The Board of Directors desires to have the Company's common stock eventually listed with Nasdaq if possible. The Company currently does not qualify for admission to either the Nasdaq National Market or the Nasdaq SmallCap Market. To qualify in part for listing, the market price of the Company's common stock must increase substantially. The Board of Directors hopes that the reverse stock split will result in fewer shares at a higher price. Even after the reverse split, the Company anticipates that its per share price of its common stock would be below the $4.00 level required for admission to the Nasdaq SmallCap Market ($1.00 for continued listing) or the $5.00 level required for the Nasdaq National Market ($1.00 to $3.00 for continued listing). Currently, the Company also falls below additional Nasdaq SmallCap Market listing requirements, including the requirement to have either $5,000,000 in stockholders' equity, $50,000,000 in market value of listed securities, or $750,000 in net income for two of the last three fiscal years.

      In evaluating the reverse stock split, the Company's Board of Directors took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board of Directors, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

      The immediate effect of a one-for-six reverse stock split would be to reduce the number of shares of common stock outstanding, and to increase the trading price of the Company's common stock. However, the effect of any reverse stock split upon the market price of the Company's common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The Company cannot assure you that the trading price of the Company's common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the Company's common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of the Company's common stock, or that the trading price would reach any of the thresholds required by the Nasdaq markets. The trading price of the Company's common stock may change due to a variety of other factors, including the Company's operating results, other factors related to the Company's business, and general market conditions.

      Based on 152,890,371 shares of common stock outstanding as of the Record Date, the number of shares following the reverse stock split will be 25,481,729, subject to rounding of fractional shares.

      The resulting decrease in the number of shares of the Company's common stock outstanding could potentially impact the liquidity of the Company's common stock on the OTC Bulletin Board, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders

      If the Company implements the one-for-six reverse stock split, the number of shares of common stock held by each stockholder would be reduced by dividing the number of shares held immediately before the reverse stock split by six, and then rounding up to the nearest whole share. The reverse stock split would affect the Company's common stock uniformly and would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Effect on Options, Warrants and Other Securities

      All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Company's common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the one-for-six exchange ratio. Also, the number of shares reserved for issuance under the Company's existing stock option plans would be reduced proportionally based on the one-for-six exchange ratio. None of the rights currently accruing to holders of the common stock, options, warrants, notes, debentures or other securities convertible into common stock, would be affected by the reverse stock split.

Other Effects on Outstanding Shares

      If a reverse stock split were implemented, the rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

      The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

      The common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Securities Exchange Act.

Authorized Shares of Common Stock

      The reverse stock split, if implemented, would not change the number of authorized shares of the Company's common stock as designated by the Company's Certificate of Incorporation. Currently, 350,000,000 shares are authorized. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance of the Company's common stock would increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock
Certificates

      If the Company's stockholders approve the proposed amendment to the Company's Certificate of Incorporation to effect the reverse stock split, the Board of Directors may elect whether or not to declare a reverse stock split at any time prior to 12 months from the date of stockholder approval. The reverse stock split would be implemented by filing the appropriate amendment to the Company's Certificate of


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Incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date of the filing.

      As of the effective date of the reverse stock split, each certificate representing shares of the Company's common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

      The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into the Company's common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted. However, the Company will require that each new certificate representing shares of common stock of the Company specify and include the name of the beneficial owner of such shares.

      No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the one-for-six exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

      The Company will not issue fractional shares in connection with any reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

Accounting Consequences

      The par value of the Company's common stock would remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

      The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended


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

(generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

      No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

      The Company's beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Vote Required; Manner Of Approval; Appraisal Rights

      Approval to amend the Certificate of Incorporation to effect a reverse stock split requires, under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company. The Company has no class of voting stock outstanding other than the common stock.

      Section 228 of the DGCL provides generally that, unless the Company's Certificate of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents, setting forth in writing the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a meeting of stockholders. Under the applicable provisions of the DGCL, the proposed amendment is authorized when written consents from holders of record of a majority of the outstanding shares of voting stock on the Record Date are signed and delivered to the Company. Withholding of consent, abstentions, and broker non-votes all have the effect of a vote against the proposed charter amendment.

      The charter amendment will become effective upon its filing with the Secretary of State of Delaware. The form to amend the Company's Certificate of Incorporation to effect the reverse stock split is attached as Appendix B and is incorporated by reference in this Consent Solicitation, which form is, however, subject to change as may be necessary or required by the Delaware Secretary of State. If Proposals 1 and 2 are approved, the form of amendment is Appendix A and Appendix B may be combined into one form in the event that the Board of Directors desires to have both amendments effective at the same time.

      Under DGCL Section 262, stockholders are not entitled to appraisal rights, whether or not stockholders consent to the proposed charter amendment. There may exist other rights or actions under state law for stockholders.

      The Board of Directors recommends a vote for the proposed amendment to the Company's Certificate of Incorporation to effect the one-for-six reverse stock split.


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

                 APPROVAL OF 2002 STOCK OPTION PLAN (Proposal 3)

      The Company's Board adopted the 2002 Stock Option Plan (the "Stock Option Plan") on October 11, 2002, which authorizes the grant of stock options to officers, directors, employees and consultants of the Company. The grant of incentive stock options under the Stock Option Plan is contingent upon approval by the stockholders within 12 months of the date of adoption. Unless extended or earlier terminated by the Board, the Plan will continue in effect until, and will terminate on, October 11, 2012. The purpose of the Stock Option Plan is to provide incentives for directors, executive officers and key employees of the Company and its subsidiary and to provide an additional means of attracting and retaining competent personnel. This Proposal 3 must be approved by an affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present voting in which a quorum has voted. For purposes of this proposal, abstentions and broker non-votes do not affect the majority vote.

Administration of the Stock Option Plan

      The Stock Option Plan is administered by the Company's Board of Directors (the "Board"). The Board is authorized to determine and designate from time to time those individuals to whom options are granted. The granting of an option takes place when a written and executed option agreement containing the terms and conditions of the option is delivered to the option holder. Unless an earlier expiration is specified by the Board in the option agreement, each option granted under the Stock Option Plan will expire generally on the 10th anniversary of the date the option was granted. With respect to any stockholder who prior to the grant holds ten percent or more of the outstanding shares of the Company prior to the grant, the option will expire on the 5th anniversary of the date the option was granted.

      In the event of termination of employment for cause by any optionee who is employed by the Company, all unexercised options of the optionee immediately terminate. In the event of termination of employment of an optionee other than for cause, all unexercised options will terminate, provided that the optionee, within 3 months after the termination of employment, may exercise the option to purchase that number of shares that were purchasable by the optionee at the time of his or her termination. In the event of the death of an optionee or termination of employment due to permanent or total disability, the option may be exercised by the personal representative, administrator, or bequestee, or by the disabled optionee, as the case may be, within 1 year after the death or termination of employment, to purchase that number of shares that were purchasable by the optionee at the time of his or her death or disability.

      The Stock Option Plan provides for the reservation of 30,000,000 shares of Common Stock of the Company for issuance upon the exercise of options granted under the Stock Option Plan. This amount represents, in newly issued shares, approximately 20% of the total number of issued and outstanding shares of the Company as of the Record Date. The number of shares reserved for the grant of options and the number of shares which are subject to outstanding options under the Stock Option Plan are subject to adjustment in the event of any stock split, stock dividend or other relevant changes in the capitalization of the Company.

Terms of Options

      The exercise price for shares being purchased upon the exercise of options may be paid (i) in cash or by check; (ii) with shares of the Company, to the extent the fair market value of such shares on the date of exercise equals the exercise price of the shares being purchased, (iii) by surrender to the Company of options to purchase shares, to the extent of the difference between the exercise price of such options and the fair market value of the shares subject to such options on the date of such surrender, or (iv) a combination of (i),
(ii) or (iii) above. The Company has the right, and the optionee may require the Company, to withhold and deduct from the number of shares deliverable upon the exercise of any options


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

under the Stock Option Plan a number of shares having an aggregate fair market value equal to the amount of any taxes and other charges that the Company is obligated to withhold or deduct from amounts payable to the optionee.

      No option may be transferred by an optionee other than by will and the laws of descent and distribution, or pursuant to a qualified domestic relations order. Options are exercisable only by the optionee during his or her lifetime and only as described in the Stock Option Plan. Options may not be assigned, pledged or hypothecated, and are not subject to execution, attachment or similar process. Upon any attempt to transfer an option, or to assign, pledge, hypothecate or otherwise dispose of an option in violation of the Stock Option Plan, or upon the levy of any attachment or similar process upon such option or such rights, the option immediately becomes null and void.

Exercise Periods

      Unless otherwise authorized by the Board, 20% of the shares subject to the option will become exercisable on each anniversary date of the grant of the option, so that the option will become fully exercisable on the fifth anniversary of the date the option was granted. However, upon the occurrence of certain "Extraordinary Events," all options granted under the Stock Option Plan will become fully exercisable for the full number of shares subject to any such option. An "Extraordinary Event" is defined as the commencement of a tender offer (other than by the Company) for any shares of the Company, or a sale or transfer, in 1 or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of the Company, or a merger, consolidation or share exchange pursuant to which the shares of the Company are or may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of the Company. If an optionee fails to exercise his or her option upon an Extraordinary Event, or if there is a capital reorganization or reclassification of the shares, the Company must take action as may be necessary to enable each optionee to receive upon any subsequent exercise of his or her options, in lieu of shares, securities or other assets as were issuable or payable upon the Extraordinary Event in respect of, or in exchange for, such shares.

New Plan Benefits

      During 2002, options to purchase an aggregate of 25,000,000 shares of the Company's common stock have been granted to officers and directors of the Company as compensation for their continued services to the Company, at an exercise price of $.041, which was the closing price of the shares of common stock of the Company as of the immediately preceding day before the options were granted. The options granted under the 2002 Stock Option Plan expire on October 11, 2012. The following table provides information regarding these options:

                             2002 Stock Option Plan

Name and Position                   Dollar Value ($)(1)                Number of Units
Gregory Rotman                      $   680,000                        10,000,000 (2)
President

Richard Rotman                      $  680,000                         10,000,000 (2)
Vice President, CFO

Andrew Pilaro                       $  136,000                          2,000,000 (3)
Director

Executive Group                     $1,360,000                         20,000,000

Non-Executive Director Group        $  136,000                          2,000,000

Non-Executive Officer
Employee Group                      $  204,000                          3,000,000 (4)

      (1) Dollar value is based on the closing price per share as reported on the OTCBB as of the Record Date ($.109) less the exercise price of $.041, which equals $.068.

      (2) The Company granted these options pursuant to the following vesting schedule: options to purchase 4,000,000 shares of common stock vest on April 11, 2003; options to purchase 3,000,000 shares of common stock vest on October 11, 2003, and options to purchase 3,000,000 shares vest on October 11, 2004, subject to termination, accelerated vesting upon change in control, and other restrictions.

      (3) The Company granted these options pursuant to the following vesting schedule: options to purchase 800,000 shares of common stock vest October 11, 2002, options to purchase 600,000 shares of common stock vest October 11, 2003, and options to purchase 600,000 shares of common stock vest on October 11, 2004, subject to termination, accelerated vesting upon change in control, and other restrictions.

      (4) The Company granted these options to one other employee pursuant to the following vesting schedule: options to purchase 750,000 shares of common stock vest October 11, 2002, options to purchase 750,000 shares vest on January 1, 2003, options to purchase 750,000 shares vest on April 1, 2003, and options to purchase 750,000 shares vest on July 1, 2003, subject to termination, accelerated vesting upon change in control, and other restrictions.

Tax Consequences

      Options granted under the Stock Option Plan may be either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (qualified options), or nonqualified options. The price at which shares may be purchased upon exercise of an option will be equal to the fair market value of the shares on the date the option is granted. An employee realizes no income upon the grant of an incentive stock option. An employee who holds his or her shares for 2 years after the grant of the option and for 1 year after he or she receives the shares upon its exercise generally will not incur any federal income tax liability upon receipt of the shares pursuant to the exercise. However, the spread between the exercise price and the fair market value of the shares at the time of exercise will be included in alternative minimum taxable income for the year of exercise. After satisfying such holding periods, upon a disposition of the shares at a price greater than the option exercise price, the employee will realize taxable long-term capital gain. The Company will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of a qualified option; however, if the employee does not comply with the holding periods, he or she will realize ordinary income in the year of sale equal to the difference between the exercise price and the value of the underlying shares on the date of exercise (or the sale price if lower where the sale is to an unrelated party). Where the sale price is lower than the fair market value of the shares on the date of exercise and the sale is to an unrelated party, and the exercise and sale occur within the same taxable year, the amount included in alternative minimum taxable income will be the amount of the sale price. In such a case, the Company would be entitled to a deduction in an amount equal to the ordinary income realized by the employee.

      Optionees will realize no income upon the grant of a nonqualified option. Generally, however, the holder of a nonqualified option will realize taxable ordinary income at the time of the exercise of his or her option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the exercise price of the option, and the Company will be entitled to a deduction for the amount included in the optionee's income. Upon the sale of the shares, the optionee will realize capital gain or capital loss. Whether such capital gain or capital loss is long-term or short-term will depend upon the period of time the optionee holds the shares once they are acquired.

Interest of Executive Officers in Approval of the Stock Option Plan

      Executive officers, and directors, of the Company will be eligible to participate in the Stock Option Plan and, therefore, have an interest in the approval of the plan because they could receive a financial benefit under the plan.

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE STOCK OPTION PLAN.

                             EXECUTIVE COMPENSATION

      The following table sets forth the compensation of the Company's chief executive officer, the chief financial officer, and each officer whose total cash compensation exceeded $100,000, for the last three fiscal years ended December 31, 2002, 2001 and 2000.

                                              Summary Compensation Table
    ----------------------------------------------------------------------------------------------------------------
                                                                                                Long-Term
                                                                Annual Compensation            Compensation
                                                                                         ---------------------------
                                                                                                   Awards
    ----------------------------------------------------------------------------------------------------------------
    Name and                                   Fiscal                                      Securities Underlying
    Principal Position(1)                     Year (1)                 Salary                     Options
                                                                                                    (#)
    ----------------------------------------------------------------------------------------------------------------
    Gregory Rotman                              2002                  $ 83,464                      (1)
    President and Chief Executive               2001                  $ 74,704                       0
    Officer                                     2000                  $ 98,928                       0
    ----------------------------------------------------------------------------------------------------------------
    Richard Rotman                              2002                  $ 83,464                      (1)
    Chief Financial Officer and Vice            2001                  $ 75,667                       0
    President and Secretary                     2000                  $ 98,771                       0
    ----------------------------------------------------------------------------------------------------------------

      (1) On October 11, 2002, both Gregory Rotman and Richard Rotman were granted options to purchase 10,000,000 shares of common stock at an exercise price of $.041, under the Company's 2002 Stock Option Plan, pursuant to the following vesting schedule: options to purchase 4,000,000 shares of common stock vest on April 11,

2003; options to purchase 3,000,000 shares of common stock vest on October 11, 2003, and options to purchase 3,000,000 shares vest on October 11, 2004, subject to termination, change in control and other restrictions.

      The following table sets forth certain information related to options granted to the named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

    ----------------------------------------------------------------------------------------------------------------
                                                   Number of        Percent of
                                                   Securities     Total Options/
                                                   Underlying      SARs Granted
                                                    Options/       to Employees   Exercise or Base     Expiration
                       Name                     SARs Granted (#)  in Fiscal Year    Price ($/Sh)          Date
    ----------------------------------------------------------------------------------------------------------------
    Gregory Rotman, President and CEO              10,000,000         37.88%            $.041         October 11,
                                                                                                          2012
    ----------------------------------------------------------------------------------------------------------------
    Richard Rotman, Vice President, CFO and        10,000,000         37.88%            $.041         October 11,
    Secretary                                                                                             2012
    ----------------------------------------------------------------------------------------------------------------

      The following table sets forth certain information related to the number of options exercised and the number and value of exercisable and unexercisable options of the named executive officers as of December 31, 2002:

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

    ----------------------------------------------------------------------------------------------------------------
                                                                                Number of
                                                                               Securities            Value of
                                                                               Underlying           Unexercised
                                                                               Unexercised         In-The-Money
                                                                             Options/SARs at      Options/SARs at
                                                   Shares        Value         FY-End (#)           FY-End ($)
                                                Acquired on    Realized       Exercisable/         Exercisable/
                       Name                     Exercise (#)      ($)         Unexercisable        Unexercisable
    ----------------------------------------------------------------------------------------------------------------
    Gregory Rotman, President and CEO                0            $0          0/10,000,000          $0/$130,000
    ----------------------------------------------------------------------------------------------------------------
    Richard Rotman, Vice President, CFO and          0            $0          0/10,000,000          $0/$130,000
    Secretary
    ----------------------------------------------------------------------------------------------------------------

(1) Based on closing price of $.054 on December 31, 2002 as reported by the OTC Bulletin Board.

      None of the Company's directors receives any compensation from the Company for serving as directors. However, on October 11, 2002, Andrew Pilaro received options to purchase 2,000,000 shares of common stock at an exercise price of $.041, pursuant to the 2002 Stock Option Plan, subject to the following vesting schedule: options to purchase 800,000 shares of common stock vest immediately; options to purchase 600,000 shares of common stock vest October 11, 2003, and options to purchase 600,000 shares of common stock vest on October 11, 2004. Based on a closing price of the Company's common stock as report on the OTC Bulletin Board of $.054 as of December 31, 2002, Mr. Pilaro's exercisable options have a value of $10,400, and Mr. Pilaro's unexercisable options have a value of $15,600.

                      INTEREST OF CERTAIN PERSONS IN OR IN
                 OPPOSITION TO MATTERS TO BE ACTED UPON MATTERS

      No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the proposals that is not shared by all other stockholders, except as otherwise described under the heading "Interest of Executive Officers in Approval of the Stock Option Plan".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      To the knowledge of the Company's management, the following table sets forth the beneficial ownership of Common Stock as of the Record Date of each of the Company's directors and executive officers, and all of the Company's directors and executive officers as a group. The address of each person named below is the address of the Company.

              Name and Address of                   Number of Shares              %  of
                Beneficial Owner                   Beneficially Owned             Class
                ----------------                   ------------------             -----
                Gregory Rotman                        15,309,005 (1)               9.1%
                Richard Rotman                        17,155,451 (1)              10.2%
                Andrew Pilaro                          1,468,700 (2)               .01%

                All directors and executive           33,933,156                 20.16%
                 officers as a group

----------
(1) Includes 4,000,000 currently exercisable options to purchase shares of common stock at an exercise price of $.041, and options for an additional 3,000,000 shares exercisable within 60 days at $.041 per share.

(2) Includes 800,000 currently exercisable options to purchase shares of common stock at an exercise price of $.041, and options for an additional 600,000 shares exercisable within 60 days at $.041 per share.

      To the knowledge of the Company's management, as of the Record Date, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than Gregory Rotman and Richard Rotman, as set forth above.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      The Company has not scheduled an annual meeting for 2003, and will announce the date of meeting promptly after the Company's board of directors determines to schedule a meeting. In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement for an annual meeting, shareholder proposals for inclusion in the Company's proxy statement and form of proxy, the proposal must be received by the Company within a reasonable time before the Company begins to print and mail its proxy statement and form of proxy. Stockholders who intend to present a proposal at the next annual meeting of stockholders, but who do not wish to have such proposal included in the Company's proxy statement for such meeting, must provide notice of such proposal to the Company's Secretary at the Company's executive offices within a reasonable time before the Company mails its proxy statement for the annual meeting.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters other than those described in this Consent Solicitation Statement which must be approved or considered by the holders of the Company's voting stock.

     IF YOU HAVE ANY QUESTIONS REGARDING THIS CONSENT SOLICITATION STATEMENT
                  AND/OR ANY OF THE PROPOSALS, PLEASE CONTACT:

                            Sales Online Direct, Inc.
                                4 Brussels Street
                         Worcester, Massachusetts 01610
                                 (508) 791-6710

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         Gregory Rotman
                                         President

                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SALES ONLINE DIRECT, INC.

      Sales Online Direct, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

            FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation.

                  RESOLVED, that the Certificate of Incorporation of Sales Online Direct, Inc. be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read in its entirety as follows:

                  "FIRST: The name of the corporation is Paid, Inc."

            SECOND: That in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

            THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 and Section 228 of the General Corporation Law of the State of Delaware.

            FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing.

      IN WITNESS WHEREOF, said Sales Online Direct, Inc., has caused this Certificate to be executed, acknowledged and filed by its President this ____ day of ___________, 200_.

                                            SALES ONLINE DIRECT, INC.


                                            By:
                                                -----------------------------
                                                Gregory Rotman, President

                                   APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SALES ONLINE DIRECT, INC.

      Sales Online Direct, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

            FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation.

            RESOLVED, that the Certificate of Incorporation of Sales Online Direct, Inc. be amended, by changing the Fourth Article thereof so that, as amended, said Article shall be and read in its entirety as follows:

                  "FOURTH: The amount of total authorized capital stock of the corporation shall be divided into 350,000,000 shares of common stock having a par value of $.001 each. Upon this Certificate of Amendment to the Certificate of Incorporation of the corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each six (6) shares of common stock, par value $.001 per share ("Old Common Stock"), of the corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of common stock, par value $.001 per share ("New Common Stock"), of the corporation. The capital account of the corporation shall not be increased or decreased by such changes, reclassification and conversion, and such changes, reclassification and conversion shall also apply to all capital stock to be issued in connection with the exercise of any of the corporation's outstanding options or warrants without any further action by the holders thereof or the corporation or the stockholders of the corporation.

            Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the corporation shall round each fractional share up to the nearest whole share.

            Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive one whole share in lieu of any fractional share of New Common Stock). Each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as one whole share in lieu of any fractional share of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

            SECOND: That in lieu of a meeting and vote of stockholders, the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

            THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 and Section 228 of the General Corporation Law of the State of Delaware.

            FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on the date of filing.

      IN WITNESS WHEREOF, said Sales Online Direct, Inc., has caused this Certificate to be executed, acknowledged and filed by its President this ____ day of ___________, 200_.

                                             SALES ONLINE DIRECT, INC.


                                             By:
                                                 -------------------------
                                                 Gregory Rotman, President

                            SALES ONLINE DIRECT, INC.
                                4 Brussels Street
                         Worcester, Massachusetts 01610

                                     CONSENT

         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRCTORS OF
                            SALES ONLINE DIRECT, INC.

      The undersigned stockholder of Sales Online Direct, Inc. (the "Company") as of August 28, 2003, hereby consents, pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of common stock, par value $.001 per share, of the Company held by the undersigned, to the following action without a meeting, without prior notice and without a vote.

Proposal (1): To approve an amendment to the Company's Certificate of Incorporation, as amended, to change the name of the Company from Sales Online Direct, Inc. to Paid, Inc.

                CONSENT ____ CONSENT WITHHELD ____ ABSTAIN ____

Proposal (2): To approve an amendment to the Company's Certificate of Incorporation, as amended, to effect a reverse split of the Company's outstanding common stock at a ratio of one-for-six, to be effective at any time prior to 12 months after the date of stockholder approval, in the discretion of the Board of Directors.

                 CONSENT ____ CONSENT WITHHELD ____ ABSTAIN ____

Proposal (3): To approve the 2002 Stock Option Plan.

                 CONSENT ____ CONSENT WITHHELD ____ ABSTAIN ____

If no space is marked above with respect to Proposal 1, 2 or 3, the undersigned will be deemed to consent to such proposal.

      PLEASE SIGN, DATE AND RETURN THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INCLUDE YOUR FULL TITLE. CORPORATE PROXIES MUST BE SIGNED BY AN AUTHORIZED OFFICER.

Date: ___________________________________, 2003
      (Date is Mandatory for all Consents)

___________________________________________
       (Printed Name of Stockholder)


___________________________________________
        (Signature of Stockholder)


___________________________________________
(Signature of Stockholder, if held jointly)